UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

Structured Products Corp.
on behalf of

CorTS Trust III for Sherwin-Williams Debentures

(Exact name of registrant as specified in its charter)

Delaware	001-32096	13-3692801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

388 Greenwich Street New York, New York	10013	(212) 816-7496
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

Structured Products Corp., the registrant hereunder, acts as depositor of the CorTS Trust III for Sherwin-Williams Debentures (the "Trust"). The sole assets of the Trust are $74,900,000 principal amount of The Sherwin-Williams Company 7.45% Debentures due February 1, 2097 (the "Term Assets") issued by The Sherwin-Williams Company.  Pursuant to the trust agreement governing the Trust, the Trust has issued 2,996,000 Corporate–Backed Trust Securities Class A Certificates (the "Certificates") representing $74,900,000 aggregate certificate principal balance and $74,900,000 aggregate notional amount of Class B Certificates.   Pursuant to the trust agreement governing the Trust and the Warrant Agent Agreement, the Trust has issued 74,900 Warrants (the "Call Warrants").  U.S. Bank National Association, in its capacity as Warrant Agent, has received a notice from the holder of the Call Warrants of its intent to exercise 74,900 Call Warrants to purchase the Term Assets in full on May 25, 2010.  The exercise of the Call Warrants is conditional upon receipt by the Trustee of the Warrant Exercise Purchase Price by 11:00 a.m. (New York City time) with respect to such exercise on the Exercise Date. As a result, if the Trustee receives the Warrant Exercise Purchase Price, the Certificates will be redeemed in full on May 25, 2010 (the "Redemption Date") at a price of $25 plus accrued interest of 0.573958 per Class A Certificate and 0.633333 accrued interest per Class B Certificate to the Redemption Date.   No interest will accrue on the Certificates after the Redemption date.  Any capitalized terms used herein and not otherwise defined herein have the definition given to them in the documents pursuant to which the Trust is governed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Stanley Louie
________________________________
Name: Stanley Louie
Title: Vice President, Finance Officer

May 12, 2010